Exhibit 10.11

                                                            Ligon















                      DEVON ENERGY CORPORATION

                        SEVERANCE AGREEMENT



























                 (Execution Date:  March 26, 1997)





                         SEVERANCE AGREEMENT


            SEVERANCE AGREEMENT (the "Agreement") entered into among DEVON ENERGY CORPORATION (NEVADA), a Nevada corporation ("Devon") and DEVON ENERGY CORPORATION, an Oklahoma corpora-tion ("Devon Energy" and "Company"), and DUKE R. LIGON, an individual (the "Executive"), dated this 26th day of March, 1997 (the "Effective Date").

            WHEREAS, Devon and Devon Energy are herein collec-tively referred to as the "Company" and references herein to the Company shall be applicable to both Devon and Devon Energy unless stated to the contrary; and

            WHEREAS, the Company deems the services of the Executive to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Executive of continued em-ployment; and

            WHEREAS, the Executive is a key management employee of the Company and is presently making and is expected to continue making substantial contributions to the Company; and

            WHEREAS, it is in the best interests of the Company and its shareholders to induce the Executive to remain in the employ of the Company; and

            WHEREAS, the Executive presently is serving in his capacity as General Counsel and Vice President of the Company;
  and

            WHEREAS, the Company desires to induce the Executive to remain in the employ of the Company by providing to him additional amounts of compensation in the event of his termi-nation of employment following a Change of Control Date or an Acquisition Date (each as defined herein) for the reasons specified herein.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as provided below.

            1. Operation of Agreement. The purpose of this Agreement is to provide to the Executive additional amounts of compensation in the event of the termination of his employment following a Change of Control Date or an Acquisition Date for the reasons specified herein. Accordingly, the Company and the Executive have entered into this Agreement in accordance with the terms and provisions herein to provide such protec-tion to the Executive. For the purposes of this Agreement, where the following capitalized words and phrases appear in this Agreement, they shall have the meanings set forth below unless a different context is clearly expressed herein.

                 (a) Acquisition Date. "Acquisition Date" shall mean the date on which the Company completes the acqui-sition of oil and gas properties, or assets, or a business entity owning such properties or assets under an acquisition contract ("Acquisition Contract") which results in a 20% or more increase in the total oil and gas reserves or total assets of the Company.

                      (i)  For  purposes  of determining  if  the
  20% increase in total oil and gas reserves has occurred, the acquisition must result in a 20% or more increase in the total oil and gas reserves of the Company when compared to the Company's pre-acquisition reserves. The Company's pre-acqui-sition reserves will be the estimated reserve volumes ex-pressed in barrels of oil equivalent ("BOE's") contained in the most recent annual report, adjusted to the Acquisition Date for subsequent production, drilling, purchases and sales of reserves (other than the subject acquisition). In each instance, 6 Mcf of natural gas will be equal to one barrel of oil.

                     (ii)  For  purposes  of determining  if  the
  20% or more increase in the total assets of the Company has occurred, the gross purchase or acquisition price paid (in-cluding any debt or other liabilities assumed) for the assets or the business entity owning the assets (as determined pursu-ant to the final Acquisition Contract) must equal 20% or more of the sum of (1) Total Liabilities and Stockholder's Equity minus (2) the Total Shareholder's Equity and Devon Financing Trust Convertible Preferred Securities plus (3) the market value of the Company's outstanding common, preferred stock and Devon Financing Trust Convertible Preferred Securities (the "Market Capitalization"). For the purpose of this deter-mination, the foregoing items included in (1) and (2) above shall be based upon the Company's consolidated financial statement as of the last day of the month immediately preced-
  ing the month in which such purchase or acquisition occurs; and, for the purpose of determining the Market Capitalization, the Company's outstanding common and preferred stock and Devon Financing Trust Convertible Preferred Securities shall be valued at the weighted average closing price of such stock for the ten trading days preceding the public announcement of the execution of the definitive Acquisition Contract.

                 (b)  Change of  Control Date.   "Change of  Con-
  trol Date" shall mean the date on which one of the following events occurs:

                      (i)  The  acquisition  by  any  individual,
  entity  or group  (within the  meaning of  Section 13(d)(3)  or

  14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then out-standing shares of common stock of the Company (the "Outstand-ing Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstand-ing Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Con-trol: (1) any acquisition directly from the Company, (2) any acquisition by the Company; (3) any acquisition by any employ-ee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
  (4) any acquisition by any corporation pursuant to a transac-tion which complies with clauses (1), (2), and (3) of subsec-tion (iii) below; or

                     (ii)  Individuals   who,  as   of  the  date
  hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with re-spect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                    (iii) Approval by the shareholders of the Company of a reorganization, share exchange, merger or consol-idation (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indi-rectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (includ-ing, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsid-iaries) in substantially the same proportions as their owner-ship, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (exclud-ing any employee benefit plan (or related trust) of the Compa-ny or such corporation resulting from such Business Combina-
  tion) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execu-tion of the initial agreement, or of the action of the Incum-bent Board providing for such Business Combination, or were elected, appointed or nominated by the Incumbent Board; or

                     (iv)  Approval  by  the shareholders  of the
  Company of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or sub-stantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securi-ties of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposi-tion, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 30% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation enti-tled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the mem-bers of the board of directors of such corporation were mem-bers of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such sale or other disposition of assets of the Company, or were elected, appointed or nominated by the Incum-bent Board.

                 (c)  Good Reason.  "Good Reason" shall mean:

                      (i)   (1) the  assignment to the  Executive
  of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or (2) any other action by the Company which results in a diminish-ment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

                     (ii)  the Company's requiring  the Executive
  to be based at any office or location other than the Company's principal headquarters, except for travel reasonably required in the performance of the Executive's responsibilities; or

                    (iii)  any failure  by the Company to  comply
  with and satisfy Section 10(a) of this Agreement.

            2. Agreement Not Employment Contract. This Agree-ment shall be considered solely as a "severance agreement" obligating the Company to pay to the Executive certain amounts of compensation in the event and only in the event of his termination of employment after the Change of Control Date or the Acquisition Date for the reasons and at the times speci-fied herein. Apart from the obligation of the Company to provide the amounts of additional compensation as provided in this Agreement, the terms and conditions of the Company's employment of the Executive shall be governed by the Employ-ment Agreement dated as of February 7, 1997, by and between Devon Energy and the Executive (the "Employment Agreement").

            3.   Termination of  Agreement.   Except as  provided
  in Section 5 hereof, this Agreement shall terminate upon the first to occur of the following events.

                 (a)  Death.   The date  of death  of the  Execu-
  tive.

                 (b)  Cause.  The  termination of the Executive's
  employment by the Company for "Cause." For purposes of this Agreement, termination of the Executive's employment by the Company for Cause shall mean termination for one of the fol-lowing reasons: (i) the conviction of the Executive of a felony by a federal or state court of competent jurisdiction;
  (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or its shareholders; or (iii) the Executive's "willful" failure to follow a direct lawful written order from his supervisor, within the reason-able scope of the Executive's duties, which failure is not cured within 30 days. Further, for purposes of this Section
  (b):

                      (1)   No  act, or  failure to  act,  on the
  Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

                      (2)  The  Executive shall not be deemed  to
  have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of Devon Energy, at a meeting of the Board of Direc-tors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, togeth-er with the Executive's counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.

                 (c)  Notice.   Two  years after  the Company has
  provided the Executive with written notice of the Company's desire to terminate the Agreement.

            4. Notice of Termination of Employment. Any termination of employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
  Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the date of termination of the Executive's em-ployment is other than the date of receipt of such notice, specifies such termination date (which date shall be not more than 15 days after the giving of such notice).

            5. Obligations of the Company Upon Termination Following Change of Control Date or the Acquisition Date. If within 24 months of the Change of Control Date or 12 months following the Acquisition Date (i) the Company shall terminate the Executive's employment for any reason other than for Cause or death, or (ii) the employment of the Executive shall be terminated by the Executive for Good Reason, then the Company shall pay to the Executive in a lump sum, in cash, within 30 days after the date of termination of employment an amount equal to the lesser of (1) two times the Executive's highest annual Actual Compensation during the three calendar years preceding the year in which the Executive's employment termi-nated or (2) 2.99 times the Executive's "base amount" (as such term is defined by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) on the Change of Control Date or the Acquisition Date, as applicable. Provided, the amount calculated under the foregoing Subsections (1) or (2) shall be reduced and offset (but not below zero) by any amounts paid to the Executive under the Employment Agreement from and after the date of the Executive's termination of employment. If the Executive has attained his normal retire-ment date of age 65 ("Normal Retirement Date") and is not otherwise entitled to receive payment under this Agreement due to his termination of employment as of his Normal Retirement Date, then, the Executive shall not be entitled to payment under this Agreement. For purposes of this Section 5, "Actual Compensation" shall mean the Executive's wages, salaries, bonuses and fees for personal services actually rendered in the course of employment with the Company, excluding the following: (i) amounts realized from the exercise of a nonqu-alified stock option, or when restricted stock (or property) held by the Executive either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (ii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and (iii) other amounts which received special tax benefits (whether or not the amounts are actually excludable from the gross income of the Executive).

            6.   Certain Reduction of Payments by the Company.

                 (a) Cutback of Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate pres-ent value of the Payments (the "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement
  Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 6, present value shall be determined in accor-dance with Section 280G(d)(4) of the Code.

                 (b) Auditors to Perform Calculations. All determinations required to be made under this Section 6 shall be made by KPMG/Peat Marwick (the "Accounting Firm") or its successor which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Change of Control Date, Acquisition Date or such other time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Company shall determine which and how much of the Agreement Payments (or, at the election of the Execu-tive, other payments) shall be eliminated or reduced consis-tent with the requirements of this Section 6 and, within ten
  (10) business days of the receipt of the calculations from the Accounting Firm, shall notify the Executive promptly of such determination. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

                 (c) Recoupment of Overpayments. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Account-ing Firm pursuant to Section 6(b) of this Agreement, it is possible that Agreement Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with inter-est at the applicable Federal rate provided for in Section 7872(f)(2) of the Code within 5 years of the effective date of the loan; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in
  Section 7872(f)(2) of the Code. In the event of either an Overpayment or Underpayment, the Executive will be provided copies of all calculations prior to the time any adjustment is to occur as provided under this Section 6.

            7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affili-ated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agree-ments with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan or program.

            8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

            9.   Confidential Information.

                 (a) Requirement of Executive. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated compa-nies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for defer-ring or withholding any amounts otherwise payable to the Executive under this Agreement.

                 (b) Additional Remedies. The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 9 will be inadequate, and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

            10.  Successors and Binding Effect.

                 (a)  Successor  Must  Assume  Agreement.     The
  Company will require any successor (whether direct or indi-rect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agree-ment in the same manner and to the same extent that the Compa-ny would be required to perform it if no such succession had taken place. If the Company fails to obtain such assumption and agreement prior to the effectiveness of any such succes-sion, this Agreement shall nevertheless determine the Executi-ve's entitlement to payment hereunder. As used in this Agree-ment, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by opera-tion of law or otherwise.

                 (b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive at the time of his death , all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

            11.  Applicable Law.   This  Agreement shall be  gov-
  erned by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

            12. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, or by overnight express delivery service, postage prepaid, addressed as follows:

            If to the Executive:

            Duke R. Ligon
            1717 Kingsbury
            Oklahoma City, Oklahoma  73116

            If to the Company:

            Devon Energy Corporation (Nevada)
            20 North Broadway, Suite 1500
            Oklahoma City, Oklahoma 73102-8260

            Attn: J. Larry Nichols
                  President and Chief Executive Officer

            with a copy to:

            McAfee & Taft
            A Professional Corporation
            Tenth Floor
            Two Leadership Square
            Oklahoma City, Oklahoma  73102

            Attn:  James Dudley Hyde, Esq.
                   Jerry A. Warren, Esq.

  or to such other address  as either party shall  have furnished
  to  the other  in writing in  accordance herewith.   Notice and
  communications shall be effective when actually received by the addressee.

            13. Alienation. The rights and benefits of, and payments to, the Executive (or his beneficiary in the event of his death) under this Agreement may not be anticipated, as-signed (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The bene-fits of the Executive shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of the Executive (or his beneficiary in the event of his death) and payments hereunder shall not be considered an asset of the Executive (or his beneficiary in the event of his death) in the event of his insolvency or bankruptcy.

            14. Right as General Creditor. The Executive acknowledges this Agreement represents the Company's unfunded and unsecured obligation to pay benefits set forth above. No provision of this Agreement shall be construed to give the Executive any right except as a general creditor of the Compa-ny.

            15. Taxes to be Withheld. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            16. Joint Obligations. For purposes of this Agree-ment, Devon Energy and Devon shall have joint and several liability for all obligations hereunder.

            17. Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and super-sedes any and all prior or contemporaneous oral and prior written agreements and understandings, including any Severance Agreements previously entered into between the Company and the Executive. There are no oral promises, conditions, represen-tations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties.

            18. Amendment. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all the parties to this Agreement, or, in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

            19. Enforceability. Should any provision of this Agreement be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provi-sion which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

            20. Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instru-ment, and all such counterparts shall constitute but one instrument.

            21.  Headings.   All headings  in this Agreement  are
  for convenience only and are not intended to affect the mean-ing of any provision hereof.

            IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from their respec-tive Boards of Directors, the Company and the Parent have each caused these presents to be executed in its name on its be-half, all as of the day and year first above written.





                                  Duke R. Ligon

                                            "EXECUTIVE"


                                  DEVON  ENERGY  CORPORATION,  an
                                  Oklahoma corporation


                                  By

                                    J.  Larry Nichols,  President and
                                    Chief Executive Officer

                                             "DEVON ENERGY"


                                  DEVON  ENERGY  CORPORATION (NE-
                                  VADA), a Nevada corporation

                                  By:

                                     J. Larry Nichols, President
                                     and Chief Executive Officer

                                             ("DEVON")